Exhibit 10.32

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of July 17, 2009 (the “Effective Date”) by and between Fariba Danesh (the “Executive”) and Avago Technologies U.S. Inc. (the “Employer”), a wholly-owned subsidiary of Avago Technologies Limited (“Parent”, and together with the Employer, the “Company”). This Agreement amends and restates in its entirety that certain Employment Agreement entered into effective as of November 1, 2007 by and between the Executive and the Company (the “Prior Agreement”). This Agreement supersedes the Prior Agreement and any other agreement or policy to which the Company is a party with respect to Executive’s employment with the Company. Notwithstanding the foregoing, Executive’s Confidentiality Agreement remains in full effect.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

1.2 “Board” means the Board of Directors of Parent.

1.3 “Business” means the business of the Company as of the Effective Date, and any other business activity or service in which the Company is engaged or making an active effort to develop business at the time of termination of Executive’s employment with the Company or any Affiliate of the Company.

1.4 “Cause” means:

(a) Executive’s willful refusal to perform in any material respect her lawful duties or responsibilities for the Company or its Affiliates or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board or the board of any Affiliate by which Executive is employed; or

(b) the engaging by the Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any of its Affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or its Affiliates (other than non-material assets); or

(c) Executive’s engagement in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

No act or failure to act by Executive shall be deemed “willful” if done, or omitted to be done, by Executive in good faith and with the reasonable belief that Executive’s action or omission was in the best interest of the Company or its subsidiaries or consistent with Company policies or the directive of the Board.

1.5 “Change in Control” means (i) the sale of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole to a person who is not an Affiliate of Parent or the Sponsors; (ii) a sale by the Sponsors or any of their respective Affiliates resulting in more than fifty percent (50%) of the voting shares of Parent being held by a person or related group of persons that does not include the Sponsors or any of their respective Affiliates; or (iii) a merger or consolidation of Parent into another person which is not an Affiliate of Parent or the Sponsors, if and only if as a result of such merger or consolidation the Sponsors lose the ability to elect a majority of the Board (or the resulting entity). Notwithstanding the foregoing, an event shall not constitute a “Change in Control” unless such event constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Section 1.409A-3(i)(5) of the Department of Treasury regulations promulgated under Section 409A of the Code (“Section 409A”).

1.6 “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

1.7 “Covered Entity” means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement); provided, however, that only entities whose management decisions are influenced by Executive shall be considered Covered Entities for purposes of this Agreement. Notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company or any Affiliate of the Company.

1.8 “Disability” means a determination that Executive is unable to substantially perform the material duties and responsibilities contemplated by this Agreement as a result of a disability within the meaning of the Company’s disability insurance plan despite reasonable accommodation by the Company as required by the Americans with Disabilities Act, which inability continues for a period exceeding ninety (90) consecutive days or shorter periods exceeding ninety (90) days in the aggregate during any period of one hundred eighty (180) consecutive days.

1.9 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for any reason other than for Cause. The termination of Executive’s employment as a result of Executive’s death or Disability shall not be deemed to be an Involuntary Termination Without Cause.

1.10 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidance issued thereunder.

1.11 “Severance Period” means the period of time beginning with the effective date of Executive’s termination of employment with the Company and ending on the earlier of (i) the twelve-month anniversary of such termination of employment with the Company or (ii) the date Executive takes any action, directly or indirectly, that, if such action had been taken while employed by the Company, would breach the terms of Section 5.2 or Section 5.3 of this Agreement.

1.12 “Sponsors” means Kohlberg Kravis & Roberts Co., L.P. and Silver Lake Partners, LLC.

1.13 “Term” means the period commencing on the Effective Date and continuing until employment is terminated pursuant to the provisions of this Agreement, or otherwise.

1.14 “Territory” means each and every state, county, city or other political subdivision or geographic location in the United States or in any other territory or jurisdiction outside of the United States, in each case in which the Company or any Affiliate of the Company is engaged in the Business.

1.15 “Voluntary Termination for Good Reason” means the voluntary termination by Executive of Executive’s employment under this Agreement for any of the following reasons:

(a) A reduction in Executive’s Salary (other than as part of a broad salary reduction program instituted because the Company or its affiliates are in financial distress);

(b) A substantial reduction in Executive’s duties and responsibilities;

(c) The elimination or reduction of Executive’s eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of executive employees of the Company to participate therein;

(d) The Company informs Executive of its intention to transfer Executive’s primary workplace to a location that is more than fifty (50) miles from Executive’s workplace as of the Effective Date;

(e) The Company’s material breach of its obligations under this Agreement that is not cured within sixty (60) days following written notice thereof; or

(f) Any serious chronic mental or physical illness of a member of Executive’s family that requires Executive to terminate Executive’s employment because of substantial interference with Executive’s duties at the Company; provided, that at the Company’s request Executive shall provide the Company with a written physician’s statement confirming the existence of such mental or physical illness.

ARTICLE II

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. During the Term, the Company hereby agrees to employ Executive in the position of Senior Vice President and General Manager – Fiber Optics Product Division and Executive hereby agrees to provide services for the Company, on such terms and conditions as provided in this Agreement. Executive shall perform such duties as are customarily associated with the position of Senior Vice President and General Manager – Fiber Optics Product Division and such other duties as are commensurate with Executive’s position and are assigned to Executive by the Company. Executive shall report to the Chief Executive Officer of Parent. While Executive is employed by the Company during the Term, Executive shall devote Executive’s commercially reasonable efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company. Except with the prior written consent of the Company, Executive shall not during the Term undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor and are not in violation of the provisions in Article V.

2.2 Employment Policies. The employment relationship between the parties shall also be governed by the employment policies of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s employment policies, this Agreement shall control.

ARTICLE III

COMPENSATION

3.1 Base Salary. During the Term, Executive shall receive for services to be rendered hereunder an annual base salary of $364,164 (as may be adjusted from time to time, the “Salary”), payable on the regular payroll dates of the Company as may be in effect from time to time.

3.2 Target Bonus. During the Term, Executive shall be eligible to participate in the Avago Performance Bonus program with an annual bonus targeted at 75% of Executive’s Salary on the terms and conditions determined by the Company (the “Target Bonus”). Except as otherwise provided herein, Executive must remain employed through the date of payment to continue to be eligible for a cash bonus.

3.3 Equity Compensation. While employed hereunder, Executive shall continue to be eligible to receive such equity incentive awards as shall be determined by the Board, in its sole discretion.

3.4 Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to similarly situated employees generally.

ARTICLE IV

TERMINATION

4.1 Termination for Cause; Voluntary Termination for Any Reason other than Good Reason. In the event that the Company terminates Executive’s employment for Cause or in the event Executive terminates Executive’s employment for any reason other than a Voluntary Termination for Good Reason, the Company shall have no obligation to Executive except for payment of any Salary, vacation and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law (collectively, the “Accrued Obligations”). The date of a resignation by Executive shall be the date specified in a written notice of resignation from Executive to the Company, provided that Executive shall provide at least thirty (30) days’ advance written notice of Executive’s resignation.

4.2 Involuntary Termination Without Cause; Voluntary Termination for Good Reason. In the event that, prior to the second anniversary of the Effective Date, Executive’s employment terminates due to an Involuntary Termination Without Cause, Executive’s death or Executive’s disability, or a Voluntary Termination for Good Reason, (a) Executive shall receive payment of Executive’s Accrued Obligations, and (b) subject to Executive’s delivery, execution and nonrevocation (during the applicable revocation period) of a general release of all claims against the Company and its Affiliates in a form acceptable to the Company (a “General Release”) within sixty (60) days of such termination, the Company shall (i) continue to pay Executive’s Salary during the Severance Period on the regular payroll dates of the Company as may be in effect from time to time, and (ii) the vesting of each option to purchase the ordinary shares of Parent held by Executive immediately prior to such termination shall accelerate to the extent such option would otherwise have vested had Executive remained employed through the second anniversary of the Effective Date. Except as provided in this Section 4.2 or as otherwise required by applicable law, Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement, including, without limitation, any employee benefit plans, after an Involuntary Termination Without Cause or Voluntary Termination for Good Reason with respect to the year of such termination and later years.

4.3 Termination Prior to a Change in Control

In the event that Executive’s employment is terminated by the Company due to an Involuntary Termination Without Cause, Executive’s death or Executive’s Disability or by Executive due to a Voluntary Termination for Good Reason after the second anniversary of the Effective Date and during the three-month period immediately preceding a Change in Control, then subject to the terms and conditions of Section 4.4, Executive shall be entitled to the benefits as set forth in Section 4.4 as if Executive had experienced an Involuntary Termination Without Cause effective on the date of such Change in Control. Any benefits to which Executive becomes entitled pursuant to this Section 4.3 shall be reduced by any payments made to Executive, other than Accrued Obligations, as severance following his termination of employment.

4.4 Termination On or After a Change in Control. In the event that after the second anniversary of the Effective Date and within the 12-month period commencing on a Change in Control, Executive’s employment is terminated by the Company due to an Involuntary Termination Without Cause, Executive’s death or Executive’s Disability or by Executive due to a Voluntary Termination for Good Reason, (a) Executive shall receive payment of Executive’s Accrued Obligations, and (b) subject to Executive’s delivery, execution and nonrevocation (during the applicable revocation period) of a General Release within sixty (60) days of such termination, the Company shall (i) continue to pay Executive’s Salary during the Severance Period on the regular payroll dates of the Company as may be in effect from time to time and (ii) pay to Executive on the date such payment is made to the executives of the Company, the lesser of Executive’s Target Bonus for the year during which such termination of employment occurs and the Target Bonus amount paid to Executive for the year prior to the year during which Executive’s employment terminates; and (iii) the vesting of each option to purchase the ordinary shares of Parent held by Executive immediately prior to such termination shall immediately become vested and exercisable with respect to that number of shares which such options would have become vested and exercisable over the succeeding 12-month period based solely on the passage of time and Executive’s performance of services. Except as provided in this Section 4.3 or as otherwise required by applicable law, Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement, including, without limitation, any employee benefit plans, after an Involuntary Termination Without Cause or Voluntary Termination for Good Reason within the 12-month period commencing on a Change in Control with respect to the year of such termination and later years.

ARTICLE V

COVENANTS OF EXECUTIVE

5.1 Confidentiality Agreement. Executive hereby acknowledges and understands that Executive remains bound by the Confidentiality Agreement, and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company as set forth in the Confidentiality Agreement.

5.2 Non-Compete. During the Term, Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, participate in, assist, aid or advise in any way, any business or enterprise that competes with the Business in the Territory. During the Term Executive shall not, either directly or indirectly, individually or by or through any Covered Entity, invest in (whether through debt or equity securities), contribute any capital or make any advances to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation or consulting fees from, any entity or person involved in the Business in the Territory. Notwithstanding the foregoing, nothing contained in this Section 5.2 prohibits Executive or any Affiliate of Executive from owning less than two percent (2%) of any class of voting securities publicly held and quoted on a recognized securities exchange or inter-deal quotation system, of any issuer, and no such issuer shall be considered a

Covered Entity solely by virtue of such ownership or the incidents thereof; provided, however, that Executive hereby acknowledges and agrees that the ownership of securities permitted herein is limited to a passive investment and that Executive is hereby prohibited from actively participating in the business of or otherwise maintaining a relationship with such issuer that would contravene the restricted activities contemplated by this Section 5.2, other than to participate in the general rights and benefits as a shareholder thereof.

5.3 Non-Solicitation. During the Term and for twelve (12) months thereafter, Executive shall not, either directly or indirectly and shall not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, (a) solicit, or take any other action that is intended to solicit, the business of any customers of the Company or any of its Affiliates, (b) solicit, take away, or attempt to solicit or take away (either on such Executive’s behalf or on behalf of any other person or entity) any person (i) who is then an employee of the Company or any Affiliate of the Company, or (ii) who has terminated his or her employment with the Company or any Affiliate of the Company within the six (6) months preceding such solicitation or other action, or (c) entice or solicit or attempt to induce, solicit or influence (either on such Executive’s behalf or on behalf of any other person or entity) any employee of the Company or any Affiliate of the Company to terminate or otherwise leave their employment with the Company or any Affiliate of the Company.

5.4 Enforcement; Remedies. Executive hereby agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Business in the Territory from any activity prohibited by Article V hereof. Executive acknowledges that Executive’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of the covenants in Article V hereof by Executive will cause serious and irreparable harm to the Company. Executive therefore acknowledges that a breach of the covenants in Article V hereof by Executive cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to prove actual damages or post a bond. Executive acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.

5.5 Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the covenants under this Article V be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is also the parties’ intent that if it is determined any of the covenants are unenforceable because of overbreadth, then the covenants shall be modified so as to make them reasonable and enforceable under the prevailing circumstances.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) business days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of transmission by facsimile or telecopy, in each case to the parties at the following addresses:

To the Company:	Avago Technologies
Attn: General Counsel
350 W. Trimble Road, MS 90MG
San Jose, CA 95131
Facsimile: 408-435-4172

with a copy to:	Latham & Watkins LLP
Attn: Joseph M. Yaffe, Esq.
140 Scott Drive
Menlo Park, California 94025
Facsimile: (650) 463-2600

To Executive:	Fariba Danesh
[—]
[—]
Facsimile: [—]

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.3 Modifications; Waivers. Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Entire Agreement.

(a) This Agreement, together with the Confidentiality Agreement, contains the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, the Prior Agreement, any offer letter agreement, employment agreement or other agreement regarding Executive’s compensation or terms of employment entered into prior to the Effective Date.

(b) The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (i) concerning the subject matter hereof or (ii) inducing the other party to execute and deliver this Agreement. The parties have relied on their own judgment in entering into this Agreement.

6.5 Counterparts. This Agreement may be executed in one or more separate counterparts, including electronically transmitted counterparts, any one of which need not contain signatures of more than one party, but all of which shall be deemed an original and taken together will constitute one and the same Agreement.

6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights or other interest herein (except in connection with any assignment of rights to receive consideration hereunder by or to Executive’s estate made upon the death of Executive) to any party without the prior written consent of the Company, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the Company may, without obtaining the consent of Executive, assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided, however, that any such assignment shall not expand the obligations or restrictions of Executive. To the extent that the Company assigns its rights and obligations hereunder, the Company shall not be relieved of its obligations hereunder in respect of any such assignment.

6.8 Survival of Rights and Obligations. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

6.9 Joint Preparation. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

6.10 Arbitration. Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by

Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

6.11 Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, corporation or entity not a party hereto, and no such other person, firm, organization, corporation or entity shall have any right or cause of action hereunder.

6.12 Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

6.13 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

6.14 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to the conflicts of law provisions thereof.

6.15 Internal Revenue Code Section 409A. The provisions of this Section 6.15 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A or any regulations or guidance promulgated thereunder.

(a) Separation from Service. Notwithstanding anything in the Agreement to the contrary, any compensation or benefits payable under the Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A (“Deferred Compensation”) and which are designated under the Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided under the next paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s

Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in the Agreement.

(b) Specified Employee. If the Company determines that Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, any Deferred Compensation to which Executive is entitled under the Agreement in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with this subsection, such compensation shall be paid to Executive in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service, or (ii) the date of the Executive’s death, and any compensation or benefits that are payable under the Agreement following such delay shall be paid as otherwise provided in the Agreement.

(c) Expense Reimbursement. To the extent that any reimbursements provided to Executive are deemed to constitute Deferred Compensation, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(d) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e) Exceptions to Prohibition on Acceleration of Payments. To the extent applicable, each of the exceptions to Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Agreement.

(f) General. To the extent applicable, the Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that, the Company determines in good faith that any compensation or benefits payable under the Agreement may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or preserve the economic benefits of such compensation and benefits, and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first above written.

AVAGO TECHNOLOGIES

By:	/s/ Debra Landers
Name:	Debra Landers
Title:	VP Global Human Resource.

EXECUTIVE

/s/ Fariba Danesh
FARIBA DANESH